Exhibit 5.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

June 11, 2026

Barclays Bank PLC
1 Churchill Place
London E14 5HP, England

Ladies and Gentlemen:

Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3ASR (File No. 333-287303) on May 15, 2025 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s Global Medium-Term Notes, Series A (the “Notes”), to be issued from time to time pursuant to the Senior Debt Securities Indenture dated as of September 16, 2004 between the Bank and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”), as supplemented by a Supplemental Indenture dated as of February 22, 2018 (as so supplemented, the “Indenture”).

We have been appointed by you as your special United States products counsel, and we have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vii) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when (A) the specific terms of a particular series of Notes have been duly authorized and established in accordance with the Indenture, (B) in the case of Notes represented by a master global note duly executed and authenticated in accordance with the Indenture, (i) such Notes have been duly issued in accordance with the Indenture, (ii) the Trustee has made, in accordance with instructions of the Bank, appropriate entries or notations in its records relating to the master global note that represents such Notes and (iii) such Notes have been delivered in accordance with the applicable underwriting or other distribution agreement against payment therefor and (C) in the case of Notes represented by a global note (other than a master global note), such Notes have been duly executed, authenticated, issued and delivered in accordance with the

Barclays Bank PLC

Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Bank, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Notes, (i) pursuant to the authority granted by the Board of Directors of the Bank, a duly authorized officer of the Bank shall have duly established the terms of such Notes and duly authorized the issuance, execution, sale and delivery of such Notes, in each case as a matter of English law, and such authorization shall not have been modified or rescinded; (ii) the Bank is, and shall remain, validly existing as a company in good standing under the laws of England and Wales; (iii) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (iv) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (v) the Indenture and the Notes (the “Documents”) have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Bank); (vi) the Notes will be executed in substantially the form reviewed by us; (vii) the execution, delivery and performance of each Document by each party thereto (1) are within the corporate powers of each such party, (2) do not contravene, or constitute a default under, the articles or certificate of incorporation or bylaws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not and will not contravene, or constitute a default under, any provision of applicable law or public policy or regulation, or any judgment, injunction, order or decree or any agreement or other instrument binding on any such party; and (viii) there shall not have occurred any change in law affecting the validity or enforceability of such Notes.  We have also assumed that the terms of any Note to be established subsequent to the date hereof, the issuance and delivery of such Note and the compliance by the Bank with the terms of such Note will not violate any applicable law or public policy or regulation and will not result in a violation of any provision of any instrument or agreement then binding upon the Bank or any restriction imposed by any court or other governmental body, agency or official having jurisdiction over the Bank.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment.  However, if a judgment for money in an action based on the Notes were entered by a New York court applying New York law, such court would render a judgment in such foreign currency, and such judgment would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment.

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Barclays Bank PLC

We express no opinion as to (i) provisions in the Indenture that purport to constitute waivers of claims that a particular jurisdiction is an inconvenient forum, (ii) the effectiveness of any service of process made other than in accordance with applicable law or (iii) provisions in the Indenture and the Notes relating to the U.K. bail-in power.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Bank, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion and the opinions expressed in the paragraph quoted below involve matters governed by English law, we have relied, with your permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, to be filed as an exhibit to a report on Form 6-K to be filed on the date hereof, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank on the date hereof and its incorporation by reference into the Registration Statement.

In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, [when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein][when the notes offered by this pricing supplement have been issued by the Bank pursuant to the Indenture, the Trustee has made, in accordance with instructions from the Bank, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein], such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to [(i)] the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest].  This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to the Bank, the Indenture or the notes (together with the Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime

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Barclays Bank PLC

applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with the Bank’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by the Bank on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the [notes] [master note] and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.  [This opinion is also subject to the discussion, as stated in such opinion, of the enforcement of notes denominated in a foreign currency.]”

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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